Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On June 2, 2025, atai entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Beckley Psytech and certain selling shareholders of Beckley Psytech, pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech, excluding atai (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by atai (“Beckley Shares”) by issuing to the Sellers 105,044,902 Ordinary Shares (the “Consideration Shares”). Prior to the Closing, Beckley Psytech will use all reasonable endeavors to effect the Beckley Carve-Out, pursuant to which Eleusis and its subsidiaries (“Eleusis”) will be carved out from Beckley Psytech by way of a dividend in specie of all of the issued shares in Eleusis such that the shareholders of Beckley Psytech immediately prior to the Beckley Carve-Out shall each receive a pro-rata equity holding in Eleusis (see Note 3). The Closing is expected to be completed in the second half of 2025. Upon completion of the Acquisition, Beckley Psytech and its subsidiaries (“Beckley Group”) will be wholly-owned subsidiaries of atai. Upon the completion of the Acquisition, the Combined Group will be renamed to “Atai Beckley N.V.”

Subsequent to the execution of the Share Purchase Agreement, on July 1, 2025, atai entered into subscription agreements relating to the purchase of (i) 18,264,840 Ordinary Shares and (ii) pre-funded warrants (the “July Pre-Funded Warrants”) to purchase 4,566,210 Ordinary Shares with an exercise price of $0.01, for a purchase price of $2.19 per share less the exercise price of $0.01 per share, resulting in aggregate gross proceeds to atai of approximately $50.0 million (the “July PIPE Financing”).

Additionally, on August 13, 2025 atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003 (see Note 1, Promissory Note).

Furthermore, atai is expected to effect the Redomiciliation, pursuant to which (i) atai will merge with and into atai LuxCo (the “LuxCo Merger”), a newly formed Luxembourg public limited liability company (société anonyme), with atai LuxCo surviving, and all Ordinary Shares will be cancelled and exchanged for atai LuxCo Common Stock on a one-for-one basis; and (ii) atai LuxCo will subsequently convert from a Luxembourg public limited liability company (société anonyme) into atai Delaware, a corporation incorporated under the laws of the State of Delaware, and atai LuxCo will be deregistered from the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés). The Redomiciliation is expected to be completed before the end of 2025 prior to the Acquisition. See “The Redomiciliation” for further details on the background and reasons for the Redomiciliation. As this is a one-for-one exchange of shares with the same par value, atai does not expect the Redomiciliation to have a material effect on its consolidated financial statements. The Redomiciliation is not expected to have a material effect on atai’s effective tax rate. In connection with the Redomiciliation, atai estimates the related transaction costs to be approximately $3.0 million, with the corresponding effect recognized in the unaudited pro forma condensed combined financial information.

Any atai shareholders who vote against the Redomiciliation and who do not wish to receive atai LuxCo Common Stock may exercise their withdrawal rights under Dutch law in connection with the LuxCo Merger and receive cash compensation up to a maximum of $5.0 million in aggregate (see “Conditions to the Redomiciliation”). If the maximum cash compensation under such withdrawal rights is reached, then the pro forma combined balance of cash and cash equivalents will be reduced by $5.0 million and the outstanding shares of the Combined Group will be reduced by 1,106,194 shares using the closing trading price of atai Ordinary Shares on September 3, 2025. As a result, basic and diluted pro forma net loss per share would be $0.28 for the six months ended June 30, 2025 and $2.56 for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been prepared by atai in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Business, as adopted by the SEC on May 20, 2020 (“Article 11”). The following unaudited pro forma condensed combined financial information gives effect to the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, the Promissory Note, and other related transactions.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of atai and the historical consolidated statement of financial position of Beckley Psytech, as adjusted for the Beckley Carve-Out (“Adjusted Beckley Psytech”) described in Note 3, as of June 30, 2025, and depicts the accounting for the Acquisition, the July PIPE Financing (presented as “July PIPE Financing” adjustments), the Redomiciliation, the Promissory Note, and related transactions (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 combines the historical consolidated results of atai and the historical consolidated statement of comprehensive loss of Beckley Psytech, as adjusted for Beckley Carve-Out described in Note 3 for those periods and depicts the pro forma balance sheet transaction accounting adjustments for the Acquisition, the July PIPE Financing (presented as “July PIPE Financing” adjustments), the Redomiciliation, the Promissory Note, and related transactions assuming that those adjustments were made as of January 1, 2024 (“pro forma statements of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statements of operations transaction accounting adjustments are referred to as “transaction accounting adjustments.” These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•
the historical audited consolidated financial statements of atai for the year ended December 31, 2024, and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in its Annual Report on Form 10-K, filed with the SEC on March 17, 2025 and incorporated by reference;

•
the historical unaudited condensed consolidated financial statements of atai for the six months ended June 30, 2025, and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in its Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2025 and incorporated by reference;

•
the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024 filed herewith as Exhibit 99.1 to atai’s Current Report on Form 8-K, filed with the SEC on September 29, 2025;

Beckley Psytech’s unaudited historical interim condensed consolidated financial statements for the six months ended and as of June 30, 2025 are not included herein .

The transaction accounting adjustments to the unaudited pro forma condensed combined financial information is based on the assumptions described in the accompanying notes. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had atai and Beckley Psytech been a combined organization during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025
(in thousands of dollars)

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$61,940	$2,228	$(58)	3(a)	$2,170	$46,663	4(a)	$4,542	8(a)	$103,660
								(11,655)	8(c)
								(10,000)	8(b)
								10,000	8(d)
Securities carried at fair value	34,003	—	—		—	—		—		34,003
Other receivables	—	1,463	(232)	3(a)	1,231	—		(1,231)	8(e.2)	—
Note receivable from Beckley Psytech	—	—	—		—	—		10,000	8(b)	—
								(10,000)	8(g)
Tax receivables	—	11,958	(1,912)	3(a)	10,046	—		—		10,046
Prepaid expenses and other current assets	6,738	—	—		—	—		1,231	8(e.2)	7,969
Total current assets	102,681	15,649	(2,202)		13,447	46,663		(7,113)		155,678
Property and equipment, net	2,899	—	—		—	—		—		2,899
Property, plant and equipment	—	103	(87)	3(a)	16	—		(16)	8(g)	—
Operating lease right-of-use asset, net	2,803	—	—		—	—		—		2,803
Other investments held at fair value	16,816	—	—		—	—		—		16,816
Other investments	53,947	—	—		—	—		(45,418)	8(g)	1,800
								1,800	8(g)
								(8,529)	8(g)
Intangible assets	3,122	66,594	(66,594)	3(a)	—	—		536,000	8(g)	3,122
								(536,000)	8(h)
Goodwill	331	—	—		—	—		—		331
Digital assets	6,216	—	—		—	—		—		6,216
Other receivables	—	3,142	(3,142)	3(a)	—	—		—		—
Other assets	389	—	—		—	—		—		389
Total assets	$189,204	$85,488	$(72,025)		$13,463	$46,663		$(59,276)		$190,054

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,039	$—	$—		$—	$—		$(210)	8(c)	$6,346
								2,517	8(e.2)
Trade and other payables	—	4,956	(84)	3(a)	4,872	—		(4,872)	8(e.2)	—
Accrued liabilities	14,514	—	—		—	—		(3,218)	8(c)	15,904
								2,355	8(e.2)
								2,253	8(i)
Note payable to atai	—	—	—		—	—		10,000	8(d)	—
								(10,000)	8(g)

See accompanying notes to the unaudited pro forma condensed combined financial information.

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
Current portion of lease liabilities	437	—	—		—	—		—		437
Short-term convertible promissory notes and derivative liability - related party	2,466	—	—		—	—		—		2,466
Short-term convertible promissory notes and derivative liability	3,694	—	—		—	—		—		3,694
Contingent consideration	—	18,177	—		18,177	—		—		18,177
Other current liabilities	397	—	—		—	—		—		397
Total current liabilities	25,547	23,133	(84)		23,049	—		(1,175)		47,421
Contingent consideration liability - related parties	110	—	—		—	—		—		110
Contingent consideration liabilities	212	8,205	—		8,205	—		—		8,417
Noncurrent portion of lease liabilities	2,619	—	—		—	—		—		2,619
Warrants	—	437	—		437	—		(437)	8(f)	—
Pre-funded warrant liabilities	13,758	—	—		—	9,954	4(a)	—		23,712
Other liabilities	3,033	—	—		—	—		—		3,033
Total liabilities	45,279	31,775	(84)		31,691	9,954		(1,612)		85,312
Stockholders’ equity:
atai common stock	23,547	—	—		—	2,141	4(a)	350	8(a)	37,933
			—					11,895	8(g)
Share capital	—	14	—		14	—		(14)	8(g)	—
Share premium	—	131,402	(71,191)	3(a)	60,211	—		(60,211)	8(g)	—
Merger reserve	—	43,942	—		43,942	—		(43,942)	8(g)	—
Additional paid-in capital	895,486	—	—		—	35,226	4(a)	4,192	8(a)	1,382,310
								(1,678)	8(e.1)
								1,678	8(g)
								446,888	8(g)
								518	8(g)
Accumulated other comprehensive loss	(20,928)	—	—		—	—		—		(20,928)
Cumulative translation adjustment	—	(772)	(750)	3(a)	(1,522)	—		1,522	8(g)	—
Accumulated deficit	(754,367)	(120,873)	—		(120,873)	(658)	4(a)	(8,227)	8(c)	(1,294,760)
								1,678	8(e.1)
								437	8(f)
								118,758	8(g)
								6,745	8(g)
								(536,000)	8(h)
								(2,253)	8(i)

See accompanying notes to the unaudited pro forma condensed combined financial information.

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)	Adjusted Beckley Psytech	July PIPE Financing (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined
Total stockholders’ equity attributable to atai Life Sciences N.V. stockholders and Beckley Psytech Limited shareholders	143,738	53,713	(71,941)	(18,228)	36,709	(57,664)	104,555
Noncontrolling interests	187	—	—	—	—	—	187
Total stockholders’ equity	143,925	53,713	(71,941)	(18,228)	36,709	(57,664)	104,742
Total liabilities and stockholders’ equity	$189,204	$85,488	$(72,025)	$13,463	$46,663	$(59,276)	$190,054

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025
(in thousands of dollars, except shares and per share amounts)

	Historical
	Atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	Transaction Accounting Adjustments		Pro Forma Combined
License revenue	$202	$—	$—		$—	$—		$202
Research and development services revenue	2,072	—	—		—	—		2,072
Total revenue	2,274	—	—		—	—		2,274
Operating expenses:
Research and development	22,420	14,907	(1,233)	3(b)	13,674	282	9(d)	36,376
General and administrative	25,497	6,821	(296)	3(b)	6,525	193	9(d)	32,215
Loss on contingent consideration	—	18,456	—		18,456	—		18,456
Total operating expenses	47,917	40,184	(1,529)		38,655	475		87,047
Loss from operations	(45,643)	(40,184)	1,529		(38,655)	(475)		(84,773)
Other income (expense), net:
Interest income	434	99	—		99			533
Interest expense	(1,164)	(110)	—		(110)	—		(1,274)
Gain on revaluation of warrants	—	8,842	—		8,842	(8,842)	9(b)	—
Benefit from research and development tax credit	56	—	—		—	—		56
Change in fair value of assets and liabilities, net	(12,502)	—	—		—	2,783	9(a)	(9,719)
Gain on other investments	3,794	—	—		—	—		3,794
Change in fair value of digital assets, net	1,216	—	—		—	—		1,216
Loss on extinguishment of debt	(1,317)	—	—		—	—		(1,317)
Foreign exchange gain, net	1,916	—	—		—	—		1,916
Other expense, net	(752)	—	—		—	—		(752)
Net income (loss) before income taxes	(53,962)	(31,353)	1,529		(29,824)	(6,534)		(90,320)
Benefit from (provision for) income taxes	(249)	5,093	(200)	3(b)	4,893	—		4,644
Net loss	(54,211)	(26,260)	1,329		(24,931)	(6,534)		(85,676)
Net loss attributable to noncontrolling interests	(51)	—	—		—	—		(51)
Net loss attributable to common stockholders	$(54,160)	$(26,260)	$1,329		$(24,931)	$(6,534)		$(85,625)
Net loss per share attributable to common stockholders — basic and diluted	$(0.29)							$(0.28)	9( h )
Weighted average common shares outstanding — basic and diluted	186,473,494							309,226,088	9( h )

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands of dollars, except shares and per share amounts)

	Historical
	atai (GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined
License revenue	$308	$—	$—		$—	$—			$—			$308
Operating expenses:
Research and development	55,455	31,237	(4,685)	3(b)	26,552	—			696	9(d)		82,703
General and administrative	47,544	10,202	(1,215)	3(b)	8,987	658	4(b)		145	9(d)		67,814
									8,227	9(c)
									2,253	9(g)
Loss on contingent consideration	—	4,465	—		4,465	—			—			4,465
Total operating expenses	102,999	45,904	(5,900)		40,004	658			11,321			154,982
Loss from operations	(102,691)	(45,904)	5,900		(40,004)	(658)			(11,321)			(154,674)
Other income (expense), net:
Interest income	778	1,187	—		1,187	—			—			1,965
Interest expense	(3,124)	—	—		—	—			—			(3,124)
Acquired in-process research and development	—	—	—		—	—			(536,000)	9(f)		(536,000)
Gain on Acquisition	—	—	—		—	—			6,745	9(e)		6,745
Gain on revaluation of warrants	—	5,291	—		5,291	—			(5,291)	9(b)		—
Benefit from research and development tax credit	525	—	—		—	—			—			525
Change in fair value of assets and liabilities, net	(48,879)	—	—		—	—			(1,676)	9(a)		(50,555)
Gain on settlement of pre-existing contract	5,567	—	—		—	—			—			5,567
Gain on dissolution of a variable interest entity	1,166	—	—		—	—			—			1,166
Foreign exchange loss, net	(1,263)	—	—		—	—			—			(1,263)
Other expense, net	(484)	—	—		—	—			—			(484)
Net income (loss) before income taxes	(148,405)	(39,426)	5,900		(33,526)	(658)			(547,543)			(730,132)
Benefit from (provision for) income taxes	356	10,713	(903)	3(b)	9,810	—			—			10,166
Losses from investments in equity method investees, net of tax	(2,000)	—	—		—	—			—			(2,000)
Net loss	(150,049)	(28,713)	4,997		(23,716)	(658)			(547,543)			(721,966)
Net loss attributable to noncontrolling interests	(780)	—	—		—	—			—			(780)
Net loss attributable to common stockholders	$(149,269)	$(28,713)	$4,997		$(23,716)	$(658)		$	(547,543)		$	(721,186)
Net loss per share attributable to common stockholders — basic and diluted	$(0.93)										$	(2.55)	9( h )
Weighted average common shares outstanding — basic and diluted	160,159,983											282,912,577	9( h )

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition

On June 2, 2025, atai, the Sellers and Beckley Psytech entered into the Share Purchase Agreement, pursuant to which atai agreed to acquire the Beckley Shares from the Sellers. Prior to entering into the Share Purchase Agreement, on January 3, 2024 atai (i) entered into a subscription and shareholders’ agreement (the “SSA”) with Beckley Psytech, pursuant to which atai acquired 24,096,385 newly issued series C preferred shares of Beckley Psytech, nominal value £0.0001 per share (the “Series C Shares”), and (ii) received an equity warrant instrument, pursuant to which atai acquired 24,096,385 warrants to purchase an amount of Series C Shares, as well as additional warrants to be issued to atai in the event that Beckley Psytech issues equity or equity linked securities pursuant to a deferred equity arrangement in connection with a prior acquisition made by Beckley Psytech. See below under “Pre-Existing Investment in Beckley Psytech.” As of June 30, 2025, atai holds a 33.7% investment in Beckley Psytech.

Upon Closing, the following will be effected:

•	The entire issued share capital of Beckley Psytech, other than the shares already held by atai, will be exchanged for 105,044,902 Consideration Shares (see Note 7).

•
All options of the ordinary shares in Beckley Psytech (the “Beckley Options”) shall be cancelled at Closing. At atai’s sole discretion, certain holders of Beckley Options that are fully vested and deemed to be “in the money” at Closing (the “Vested and In-the-money Beckley Options”) will either receive (i) replacement awards in atai restricted stock units or atai stock options (the “Replacement Awards”) (which shall be fully vested and immediately exercisable, subject to the below lock-up provisions), (ii) Consideration Shares, or (iii) a combination of the foregoing. Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. See below under “Replacement Awards and Consideration Shares.”

•
Subsequent to the Closing, any Beckley Options that are unvested and/or underwater at Closing shall be replaced with an award of equivalent value of atai’s stock pursuant to atai’s incentive plan which shall not reduce or otherwise change the aggregate number of Consideration Shares issued to the Sellers.

•
Prior to the Closing, atai and the Sellers will use all reasonable endeavors to effect the Beckley Carve-Out. Upon completion of the Beckley Carve-Out, the ownership of Eleusis will be carved out to the existing shareholders of Beckley Psytech on a pro-rata basis consistent with the shareholders’ then outstanding issued share ownership of Beckley Psytech. See Note 3 below.

Replacement Awards and Consideration Shares

The Share Purchase Agreement contains provisions relating to the treatment of the holders of Beckley Options (the “Beckley Optionholders”). Certain Beckley Optionholders that holds Vested and In-the-money Beckley Options at Closing shall, at atai’s sole discretion, either be given (i) Replacement Awards, (ii) Consideration Shares (with such number of Consideration Shares issued being adjusted to reflect the payment by atai of certain employment taxes arising on the cancellation of Beckley Options in exchange for Consideration Shares and the exercise price of such options), or (iii) a combination of the foregoing. Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. Any issuance of (i) Consideration Shares or (ii) granting of the Replacement Awards to Beckley Optionholders shall reduce the aggregate number of 105,044,902 Consideration Shares to be issued to the Sellers upon the Closing. Since the Vested and In-the-money Beckley Options would be replaced with either Replacement Awards or Consideration Shares, this would lead to different outcomes regarding the total purchase consideration. To illustrate these potential outcomes, management discloses separate scenarios for the estimated purchase consideration in Note 7.

Consideration Shares and any Replacement Awards will be subject to a lock-up period whereby 1/12th of the Consideration Shares held by the Sellers following Closing shall be released from the lock-up each calendar month, resulting in all of the Consideration Shares then held by the Sellers being freely transferable on the 13th month following Closing.

Pre-Existing Investment in Beckley Psytech

In January 2024, atai and Beckley Psytech entered into (i) the SSA, pursuant to which atai acquired a total of 24,096,487 newly issued Series C Shares and (ii) a secondary sale purchase agreement (“Secondary Sale SPA”), pursuant to which atai acquired a total of 11,153,246 ordinary shares of Beckley Psytech, all of which were re-designated into Series C Shares. Additionally, in connection with the SSA, atai executed a deferred payment escrow agreement (the “Escrow Agreement”), deposited $15.0 million into an escrow account in exchange for a corresponding number of Series C Shares, and recognized a contingent forward liability of $2.9 million within Other current liabilities in its historical consolidated balance sheet related to the fair value of 9,036,144 Series C Shares (the “Deferred Shares”). Under the terms of the Escrow Agreement, Beckley Psytech could initially draw down up to $5.0 million from the escrow account, with the remaining balance to be drawn on April 1, 2025. In October 2024, Beckley Psytech drew down $5.0 million from the escrow account and the associated contingent forward liability of $1.0 million was derecognized. Subsequently, in April 2025, Beckley Psytech drew down $10.0 million from the escrow account and the associated contingent forward liability of $1.9 million was derecognized. As of June 30, 2025, atai had a total pre-existing investment in Beckley Psytech of 33.7%. The investment in Beckley Psytech Series C Shares is accounted for in accordance with the alternative measurement under Accounting Standards Codification (“ASC”) 321, Investments–Equity Securities (“ASC 321”) and included in Other investments in atai’s historical consolidated balance sheet.

Additionally, in connection with the SSA, on January 3, 2024, atai entered into an agreement with Beckley Psytech (the “Initial Warrant Agreement”) pursuant to which it received warrants to purchase 24,096,385 Series C Shares (the “Beckley Warrants”), which were accounted for under the alternative measurement in accordance with ASC 321 and included in Other investments in atai’s historical consolidated balance sheet.

Pursuant to the Initial Warrant Agreement, atai also received the right to additional warrants (the “Additional Beckley Warrants”) to purchase Series C Shares in the event Beckley Psytech issued equity or equity linked securities pursuant to a deferred equity arrangement in connection with Beckley Psytech’s prior acquisition of Eleusis. The Additional Beckley Warrants meet the definition of a derivative instrument under ASC 815, Derivatives and Hedging (“ASC 815”), and were included in Other investments held at fair value in atai’s historical consolidated balance sheet, with subsequent changes in fair value being reflected through atai’s historical consolidated statements of operations in the Change in fair value of assets and liabilities, net. In May 2024, Beckley Psytech issued equity pursuant to the deferred equity arrangement, and atai received 4,393,400 of Additional Beckley Warrants. As of June 30, 2025, atai had an aggregate 28,489,785 of Beckley Warrants in a carrying amount of $8.5 million. As of June 30, 2025, atai estimated zero value of the Additional Beckley Warrants, which are no longer expected to be issued considering certain provisions of the Share Purchase Agreement. As a result, atai recognized a loss of $2.8 million during the six months ended June 30, 2025.

Pursuant to the Initial Warrant Agreement, the Beckley Warrants and the Additional Beckley Warrants, to the extent unexercised, will automatically lapse and be cancelled in connection with the Acquisition. As of June 30, 2025, no Beckley Warrants or Additional Beckley Warrants have been exercised.

Break Fee

The Share Purchase Agreement contains certain termination rights in favor of atai in circumstances where (a) certain milestones are not met relating to Beckley Psytech’s Phase 2b clinical trial in respect of BPL-003 and the Board changes its recommendation to seek the Shareholder Approval (the “Changed Board Recommendation”), in which case, atai can terminate the Share Purchase Agreement and shall pay a break fee of $4.0 million to Beckley Psytech either in cash or through the issuance of shares in atai to Beckley Psytech, (b) the Shareholder Approval is not obtained by the Longstop Date, in which case atai shall pay a break fee equal to $10.0 million to Beckley Psytech to be settled either in cash or through the issue of shares in atai (or a combination of both) to Beckley Psytech or (c) the Warranty Condition is not satisfied. The Ordinary Shares to be issued will be calculated based on the 20-day volume-weighted average price per share (the “VWAP”) as at the date falling ten days after (a) the date of the Changed Board Recommendation or (b) the Longstop Date. Any party to the Share Purchase Agreement may terminate the Share Purchase Agreement if the Shareholder Approval is not received by the Longstop Date.

For the purposes of this clause, the fee would be paid by atai is referred to as “Break Fee” and the Ordinary Shares that would be issued are referred to as “Break Fee Shares”. The unaudited pro forma condensed combined financial information does not reflect the potential payment related to the Break Fee or Break Fee Shares, as such payments are considered remote and not probable at the time of filing this Exhibit 99.2 .

On July 1, 2025, the milestones referenced above in respect of BPL-003 were met as atai and Beckley Psytech announced positive topline results from the Phase 2b clinical trial.

Closing Conditions

The Closing is subject to the satisfaction of closing conditions, including (i) the approval by atai shareholders of resolutions of atai’s general meeting by the date falling six months following the date of the Share Purchase Agreement, subject to up to two automatic extensions of 90 days in certain circumstances as described in the Share Purchase Agreement and the side letter entered into on August 13, 2025 (as so extended, the “Longstop Date”) to (x) approve the Acquisition (including the issuance of the Consideration Shares to the Sellers), (y) appoint certain director nominees to the Board and (z) change atai’s name to Atai Beckley N.V., and (ii) the warrantors bringing down certain warranties in the Share Purchase Agreement at Closing, subject to a carve-out for any inaccuracies that would not have a material adverse effect in excess of £25.0 million, other than inaccuracies that relate to clinical validity matters relating to the Phase 2b clinical trial of BPL-003, on the Beckley Group.

Registration Rights Agreement

In connection with the Acquisition, the Sellers who will receive Consideration Shares in the Acquisition and that will sign joinders at Closing, will become parties to the Registration Rights Agreement (the “Registration Rights Agreement”), to become effective upon the Closing. Pursuant to the Registration Rights Agreement, atai is required to file a registration statement to register the Consideration Shares within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the Share Purchase Agreement and (ii) the termination of the Share Purchase Agreement. See “Registration Rights Agreement” under the section “Certain Relationships and Related Party Transactions” for further details.

Promissory Note

On August 13, 2025, atai and Beckley Psytech entered into the Promissory Note, pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law. The outstanding principal balance of the Promissory Note and all accrued but unpaid interest are due and payable in full on the earlier of (i) the payment of the Break Fee, (ii) three hundred sixty-four days from the date of the first advance, and (iii) the occurrence of an event of default pursuant to the Promissory Note. The Promissory Note and the related interest, if any, will be expected to be effectively settled since such a transaction becomes an intercompany transaction upon the Closing and will be eliminated in the postcombination financial statements of the Combined Group. Therefore, the settlement of the Promissory Note of $10.0 million will be included as part of the purchase consideration (see Note 7).

2. Historical Beckley Psytech

The historical consolidated financial statements of Beckley Psytech as of and for the six months ended June 30, 2025 and as of and for the year ended December 31, 2024 were prepared in pound sterling (“GBP”), the presentational currency, and as of and for the year ended December 31, 2024 in accordance with IFRS accounting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as of and for the six months ended June 30, 2025 in accordance with International Accounting Standard 34 — Interim Financial Reporting as issued by the IASB. For purposes of preparing the unaudited pro forma condensed combined financial information, all amounts in Beckley Psytech’s historical consolidated statement of financial position as of June 30, 2025 were converted to U.S. Dollar (“USD”) using an exchange rate of 1.3737 USD per GBP at that date. All of Beckley Psytech’s historical consolidated statement of comprehensive loss amounts for the year ended December 31, 2024 were converted to USD using the average exchange rate for the year of 1.2778 USD per GBP. All of Beckley Psytech’s historical consolidated statement of comprehensive loss amounts for the six months ended June 30, 2025 were converted to USD using the average exchange rate for the period of 1.3070 USD per GBP.

The following tables reflect the conversion of the historical consolidated financial statements of Beckley Psytech to USD.

	Interim Consolidated Statement of Financial Position As of June 30, 2025
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Assets
Non-Current assets
Property, plant and equipment	£75	1.3737	$103
Intangible assets	48,478	1.3737	66,594
Other receivables	2,287	1.3737	3,142
Total Non-Current Assets	50,840		69,839
Current assets
Other receivables	1,065	1.3737	1,463
Tax receivables	8,705	1.3737	11,958
Cash and cash equivalents	1,622	1.3737	2,228
Total current assets	11,392		15,649
Total assets	£62,232		$85,488
Liabilities and shareholders’ equity
Liabilities
Current liabilities
Trade and other payables	£3,608	1.3737	$4,956
Contingent consideration	13,232	1.3737	18,177
Total Current liabilities	16,840		23,133
Non-Current Liabilities
Contingent consideration	5,973	1.3737	8,205
Warrants	318	1.3737	437
Total Non-Current Liabilities	6,291		8,642
Total liabilities	23,131		31,775
Net assets	39,101		53,713
Issued capital and reserves
Share capital	10	1.3737	14
Share premium	95,656	1.3737	131,402
Merger reserve	31,988	1.3737	43,942
Cumulative translation adjustment	(562)	1.3737	(772)
Accumulated deficit	(87,991)	1.3737	(120,873)
Total equity	£39,101		$53,713

	Interim Condensed Consolidated Statement of Comprehensive Loss For the six months ended June 30, 2025
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Operating expenses:
General and administrative	£(5,219)	1.3070	$(6,821)
Research and development	(11,406)	1.3070	(14,907)
Loss on contingent consideration	(14,121)	1.3070	(18,456)
Operating loss	(30,746)		(40,184)
Interest income	76	1.3070	99
Interest expense	(84)	1.3070	(110)
Gain on revaluation of warrants	6,765	1.3070	8,842
Other non-operating income	6,757		8,831
Loss before income taxes	(23,989)		(31,353)
Income tax benefit	3,896	1.3070	5,093
Loss for the period	£(20,093)		$(26,260)

	Consolidated Statement of Comprehensive Loss For the year ended December 31, 2024
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Operating expenses:
General and administrative	£(7,984)	1.2778	$(10,202)
Research and development	(24,445)	1.2778	(31,237)
Loss on contingent consideration	(3,494)	1.2778	(4,465)
Operating loss	(35,923)		(45,904)
Interest income	929	1.2778	1,187
Gain on revaluation of warrants	4,141	1.2778	5,291
Loss before income taxes	(30,853)		(39,426)
Income tax benefit	8,384	1.2778	10,713
Loss for the year	£(22,469)		$(28,713)

3. Adjusted Beckley Psytech

In the unaudited pro forma condensed combined financial information, Adjusted Beckley Psytech is the historical consolidated financial statements of Beckley Psytech after giving effect to the Beckley Carve-Out. The Beckley Carve-Out reflected in the unaudited pro forma condensed combined financial information has been prepared on a “carve-out” basis of accounting. As both atai and the Sellers shall make all reasonable endeavors to effect the Beckley Carve-Out in alignment with the Beckley Carve-Out Steps Plan, and the Acquisition is expected to be consummated subsequent to the completion of the Beckley Carve-Out, management has assessed the Beckley Carve-Out as probable of occurring prior to the Closing. Upon completion of the Beckley Carve-Out, Eleusis will be carved out from Beckley Psytech by way of a dividend in specie of all of the issued shares in Eleusis such that the shareholders of Beckley Psytech immediately prior to the Beckley Carve-Out shall each receive a pro-rata equity holding in Eleusis. As of June 30, 2025, atai held a 33.7% investment in Beckley Psytech. As a result, atai will hold a 33.7% interest in Eleusis, which is recognized at its estimated fair value of $1.8 million in the unaudited pro forma condensed combined financial information.

There has been no allocation for business and support functions, such as expenses for research and development and corporate administrative services, including information technology, finance, legal, insurance, compliance and human resources activities, from Beckley Psytech to Eleusis as these expenses are considered immaterial to the operations of the Combined Group for the periods presented in the unaudited pro forma condensed combined financial information.

The adjustments included in the unaudited pro forma condensed combined financial information related to the Beckley Carve-Out described above are as follows:

a)	Represents the carrying value of the assets and liabilities of Eleusis as of June 30, 2025 and a corresponding equity contribution of $71.2 million within share premium.

b)	Represents the results of operations of Eleusis for the six months ended June 30, 2025 and the year ended December 31, 2024.

Upon completion of the Beckley Carve-Out, the historical financial results of Eleusis may be reflected in Beckley Psytech’s consolidated financial statements as discontinued operations under IFRS. The transaction accounting adjustments represent the best estimates based on information currently available and may differ from those that may be calculated to report Eleusis as discontinued operations in Beckley Psytech’s consolidated financial statements in future filings.

4. July PIPE Financing

On July 1, 2025, atai entered into the July PIPE Financing (see Introduction to the unaudited condensed combined pro forma financial information). The adjustments included in the unaudited pro forma condensed combined balance sheet related to the July PIPE Financing described above are as follows:

a)
To reflect the aggregate issuance and sale of 18,264,840 Ordinary Shares and the July Pre-Funded Warrants to purchase 4,566,210 Ordinary Shares to the PIPE investors pursuant to subscription agreements, for aggregate net proceeds of $46.7 million. The proceeds of the July PIPE Financing were recorded net of preliminary estimated transaction costs of approximately $3.3 million, of which $0.7 million was allocated to the July Pre-Funded Warrants. The July Pre-Funded Warrants are determined to be liability-classified. The issuance of Ordinary Shares in connection with the July PIPE Financing is recorded at the par value of €0.10 (USD $0.12 at June 30, 2025) per share of $2.1 million, with the remaining net proceeds of $35.2 million recorded in additional paid-in capital. The issuance of the July Pre-Funded Warrants is recorded as a warrant liability of $10.0 million, which will be remeasured to fair value at each subsequent reporting period based on the stock price of atai less the exercise price of the July Pre-Funded Warrants, and associated estimated transaction costs are reflected as an increase in accumulated deficit of $0.7 million.

b)
To reflect the transaction costs of $0.7 million allocated to the July Pre-Funded Warrants as an increase to general and administrative expenses, assuming that the adjustment described in Note 4(a) was made on January 1, 2024.

5. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11, and is presented in USD. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Group after the consummation of the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related transactions.

The unaudited pro forma condensed combined financial information reflects certain adjustments to convert Adjusted Beckley Psytech’s consolidated financial information derived from the historical consolidated financial statements of Beckley Psytech under IFRS to GAAP and to align the financial information with atai’s accounting policies (see Note 8(e)). These adjustments reflect atai’s best estimates based on the information currently available.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 reflects adjustments that depict the accounting for the Acquisition using the acquisition method of accounting under GAAP, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related other transactions. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025 each reflect adjustments that give effect to atai’s results of operations as if those adjustments for the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related transactions were made on January 1, 2024, the first day of the earliest period presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Acquisition and other related transactions. In addition, the income tax effects of the transaction accounting adjustments are not expected to be meaningful given the combined entity incurred significant losses during the historical periods presented , and therefore, no income tax adjustments are included in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information constitutes forward-looking information, is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated and should be read in conjunction with the accompanying notes thereto.

The transaction accounting adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when the final purchase consideration has been determined, detailed valuations and any other studies and calculations deemed necessary have been completed. Therefore, the actual amounts recorded as of the completion of the Acquisition may also differ materially from the information presented in this unaudited condensed combined pro forma information as a result of, among other factors, changes in the fair value of atai’s Common Stock, the timing of Closing, and changes in Beckley Psytech’s assets and liabilities that occur prior to the Closing.

6. Accounting Treatment for the Acquisition

The Acquisition is expected to be accounted for using the asset acquisition method in accordance with GAAP because substantially all of the fair value is concentrated in an in process research and development (“IPR&D”) asset, an intangible asset. Under this method of accounting, no goodwill will be recognized. In addition, upon Closing, the equity at risk for Beckley Psytech is not considered sufficient for Beckley Psytech to finance its activities without additional subordinated financial support. As a result, Beckley Psytech will be considered a variable interest entity (“VIE”) at the Closing, and the primary beneficiary of Beckley Psytech will be treated as the accounting acquirer. Upon the consummation of the Acquisition, atai will own 100% of Beckley Psytech and will retain the obligation to absorb the losses and/or receive the benefits of Beckley Psytech that could potentially be significant to Beckley Psytech. As such, atai will be considered the primary beneficiary of Beckley Psytech upon the Closing and therefore, the accounting acquirer.

Cash, working capital and other nominal assets and liabilities of Beckley Psytech will be accounted for at their fair values. The remaining fair value of consideration transferred will be allocated to the IPR&D, based on the fair value as determined by a third-party valuation specialist. Since there will be no goodwill recognized, a gain or loss will be recorded for the difference between the carrying amount of atai’s previously held interest in Series C Shares and the Beckley Warrants, the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and the net amount of Adjusted Beckley Psytech’s identifiable assets and liabilities recognized and measured.

7. Preliminary Estimated Purchase Consideration

Pursuant to the Share Purchase Agreement, the entire issued share capital of Beckley Psytech, other than the shares already held by atai, will be exchanged for 105,044,902 Consideration Shares at Closing. At atai’s sole discretion, atai could issue Replacement Awards in the form of its stock options or restricted stock units or Consideration Shares, for all Vested and In-the-money Beckley Options at Closing. Any issuance of Consideration Shares or granting of the Replacement Awards to Beckley Optionholders shall reduce the aggregate number of 105,044,902 Consideration Shares to be issued to the Sellers upon the Acquisition. atai has assumed replacing all Vested and In-the-money Beckley Options in the form of its restricted stock units, subject to the aforementioned lock-up provisions, to be the most likely scenario (the “RSU Consideration Scenario”) at Closing (see Note 1, Replacement Awards and Consideration Shares). The RSU Consideration Scenario is therefore assumed for purposes of this pro forma presentation; however, atai is under no obligation to effectuate the RSU Consideration Scenario, and there can be no guarantee that it will effectuate the RSU Consideration Scenario or that the RSU Consideration Scenario will represent the ultimate mix of consideration to be issued in the Acquisition, which would have an impact on the pro forma presentation herein. Under this RSU Consideration Scenario, the Beckley Optionholders will be entitled to receive 13,744,099 of the total 105,044,902 Consideration Shares, representing the total outstanding Vested and In-the-money Beckley Options at the date of this Exhibit 99.2 after applying the preliminary estimated exchange ratio of 1.3130 pursuant to the Share Purchase Agreement, as Replacement Awards at Closing in the form of atai restricted stock units. The Beckley Optionholders will receive such atai restricted stock units net of the exercise price of the respective Vested and In-the-money Beckley Options and as a result, 10,199,886 atai restricted stock units are assumed to be issued by atai. The following table based on the RSU Consideration Scenario summarizes the estimated preliminary purchase consideration of approximately $523.2 million upon the Closing (in thousands, except shares and per share amounts):

atai Ordinary Shares and atai restricted stock units issued for consideration at Closing(1)	101,500,689
Closing trading price(2)	4.52
Share consideration issued to the Sellers	458,783
Settlement of the Promissory Note (see Note 1)	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	518
Total preliminary estimated purchase consideration	523,248

(1)	A sum of 91,300,803 atai Ordinary Shares and 10,199,886 atai restricted stock units are assumed to be issued at Closing based on the RSU Consideration Scenario.

(2)	The preliminary estimated purchase consideration is based on the closing trading price of atai Ordinary Shares on Nasdaq on September 3, 2025.

The estimated purchase consideration of the RSU Consideration Scenario in the unaudited pro forma condensed combined financial information was calculated in accordance with the terms of the Share Purchase Agreement using information available as of the date of this Exhibit 99.2 . The final purchase price could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to, among other factors, movements in Ordinary Shares price up to the Closing. A sensitivity analysis related to the fluctuation in the closing trading price of atai Ordinary Shares of $4.52 was performed to assess the impact a hypothetical change of 10% in the closing trading price, would have on the preliminary estimated purchase consideration as of the Closing. The following table shows the change in the closing trading price of Ordinary Shares and resulting preliminary estimated purchase price (in thousands, except shares and per share amounts):

	+10%	-10%
atai Ordinary Shares and atai restricted stock units issued for consideration at Closing(1)	101,500,689	101,500,689
Closing share price with a hypothetical change of 10%	4.97	4.07
Share consideration issued to the Sellers	504,661	412,905
Settlement of the Promissory Note (see Note 1)	10,000	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947	53,947
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	518	518
Total preliminary estimated purchase consideration	569,126	477,370

(1)	A sum of 91,300,803 atai Ordinary Shares and 10,199,886 atai restricted stock units are assumed to be issued at Closing based on the RSU Consideration Scenario.

If atai elects to issue atai stock options or Consideration Shares in exchange for all Vested and In-the-money Beckley Options, then the estimated preliminary purchase consideration upon the Closing is determined as follows, respectively (in thousands, except shares and per share amounts):

	All Vested and In-the-money Beckley Options Replaced by atai Stock Options	All Vested and In-the-money Beckley Options Exchanged for Consideration Shares
atai Ordinary Shares issued for consideration at Closing	91,300,803	97,420,721
Closing trading price(3)	4.52	4.52
Share consideration issued to the Sellers	412,680	440,342
Settlement of the Promissory Note (see Note 1)	10,000	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947	53,947
Estimated employment taxes on the cancellation of the Vested and In-the-money Beckley Options in exchange for the Consideration Shares(4)	—	16,809
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	51,184	518
Total preliminary estimated purchase consideration	527,811	521,616

(1)
If atai elects to issue atai stock options in exchange for all Vested and In-the-money Beckley Options, the Sellers will be expected to receive 91,300,803 atai Ordinary shares and the Beckley Optionholders will be expected to receive 13,744,099 atai stock options as Replacement Awards at Closing.

(2)
If atai elects to issue Consideration Shares in exchange for all Vested and In-the-money Beckley Options, the Beckley Optionholders will be entitled to receive 13,744,099 of the total 105,044,902 Consideration Shares at Closing. The Beckley Optionholders will receive such Consideration Shares net of the Beckley Optionholders’ cost to exercise such Beckley Options and the related tax liability and as a result, 6,119,918 Consideration Shares will be expected to be issued by atai. As a result, a total of 97,420,721 atai Ordinary Shares will be issued at Closing.

(3)	The preliminary estimated purchase consideration is based on the closing trading price of atai Ordinary Shares on Nasdaq on September 3, 2025.

(4)
If atai elects to issue Consideration shares in exchange for all Vested and In-the-money Beckley Options, atai is obligated to pay the related estimated tax liability in respect of each Beckley Optionholders cancelled options to the relevant tax authority, pursuant to the Share Purchase Agreement.

8. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments and notes included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

atai pro forma transaction accounting adjustments:

a)	To reflect the exercise of 2,987,065 atai stock options for net proceeds of $4.5 million subsequent to June 30, 2025.

b)
To reflect the transfer of funds to Beckley Psytech in connection with the issuance of the Promissory Note subsequent to June 30, 2025 as a decrease in cash and cash equivalents of $10.0 million and a corresponding increase in note receivable from Beckley Psytech (see Note 1, Promissory Note).

c)
To reflect preliminary estimated transaction costs of $8.2 million, not yet reflected in the historical consolidated financial statements of atai, which are expected to be incurred by atai in connection with the Acquisition, such as advisory, legal, regulatory and auditor fees, as a decrease in accounts payable of $0.2 million, a decrease in accrued liabilities of $3.2 million, a decrease in cash of $11.6 million, reflecting $3.4 million of estimated transaction costs accrued as of June 30, 2025 and $8.2 million of estimated transactions costs not yet reflected in the historical consolidated financial statements of atai, and an increase in accumulated deficit of $8.2 million. Transaction costs incurred by atai are not considered part of the fair value of the identifiable assets and liabilities of the acquired VIE in an asset acquisition and, therefore, are expensed as incurred.

Adjusted Beckley Psytech pro forma transaction accounting adjustments:

d)
To reflect the receipt of proceeds from atai in connection with the Promissory Note issued subsequent to June 30, 2025, as an increase of $10.0 million in cash and cash equivalents and note payable to atai (see Note 1, Promissory Note).

e)
To reflect the adjustments to convert Adjusted Beckley Psytech’s consolidated financial information from IFRS to GAAP. These adjustments reflect management’s best estimates based upon the information available. The following adjustments have been made to align Adjusted Beckley Psytech’s IFRS consolidated financial information with a basis consistent with GAAP:

1.
Under IFRS, Beckley Psytech historically recognized share-based compensation costs for share-based awards with graded-vesting schedules over the requisite service period for each separately vesting portion of the award. Adjustment 8(e.1) reflects the adjustment to recognize the total share-based compensation cost for such share-based awards on a straight-line basis over the requisite service period in accordance with atai’s accounting policy under GAAP. This resulted in a decrease in the additional paid-in capital of $1.7 million and a corresponding decrease in accumulated deficit.

2.	As part of the preparation of the unaudited pro forma condensed combined financial information:

○
$1.2 million of prepayments reflected in Adjusted Beckley Psytech’s other receivables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to prepaid expenses and other current assets to align with the presentation of atai’s historical consolidated financial information;

○
$2.5 million of current liabilities reflected in Adjusted Beckley Psytech’s trade and other payables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to accounts payable to align with the presentation of atai’s historical consolidated financial information; and

○
$2.4 million of accruals reflected in Adjusted Beckley Psytech’s trade and other payables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to accrued liabilities to align with the presentation of atai’s historical consolidated financial information.

f)
To reflect the settlement of the warrant liability of $0.4 million recognized in Adjusted Beckley Psytech’s consolidated financial information related to the Beckley Warrants and the Additional Beckley Warrants as the warrants will be cancelled upon consummation of the Acquisition, pursuant to the Initial Warrant Agreement (see Note 1, Pre-Existing Investment in Beckley Psytech). This adjustment is reflected as a decrease in the warrant liability of $0.4 million and a corresponding decrease in accumulated deficit.

Acquisition accounting adjustments:

g)	To reflect the asset acquisition and the resulting elimination of the equity of Adjusted Beckley Psytech, based on the RSU Consideration Scenario, as summarized below (in thousands):

Share Consideration issued to the Sellers(1)	$458,783
Settlement of the Promissory Note(2)	10,000
Reported value of atai’s previously held interest in Beckley Psytech(3)	53,947
Estimated fair value of the assumed Beckley Options at Closing(4)	518
Total preliminary estimated purchase consideration	$523,248
Cash and cash equivalents	12,170
Tax receivables	10,046
Prepaid expenses and other current assets	1,231
Estimated fair value of the investment in Eleusis	1,800
Estimated fair value in-process research and development	536,000
Accounts payable	(2,517)
Accrued liabilities	(2,355)
Current and noncurrent portion of contingent consideration	(26,382)
Total net assets acquired	529,993
Gain on the Acquisition	$(6,745)

(1)
Represents the aggregate fair value of 91,300,803 newly issued, unregistered shares of atai Ordinary Shares and 10,199,886 atai restricted stock units (subject to the aforementioned lock-up provisions) to be issued to the Sellers as consideration for the Acquisition of $458.8 million based on the RSU Consideration Scenario. The fair value was measured using a closing trading price of atai Ordinary Shares of $4.52 on September 3, 2025, and is subject to fluctuation as the share price of atai Ordinary Shares changes through the date of the Closing (see Note 6).

(2)	Represents the settlement of the Promissory Note issued from Beckley Psytech to atai on August 13, 2025 (see Note 1, Promissory Note).

(3)
Represents the carrying value of atai’s previously held equity interests in Beckley Psytech, including the carrying value of atai’s pre-existing investment in Series C Shares of $45.4 million and the carrying value of the outstanding Beckley Warrants of $8.5 million (see Note 1, Pre-Existing Investment in Beckley Psytech).

(4)
Represents the estimated acquisition-date fair value of the assumed underwater Beckley Options which are expected to be fully vested at the time of Closing. The fair value is determined based on the closing trading price of atai Ordinary Shares on September 3, 2025, the estimated expected term of the awards, and the estimated number of replacement awards to be issued to the holders of such underwater Beckley Options at Closing after applying the preliminary estimated exchange ratio of 1.3130 (see Note 1, Description of the Acquisition).

In accordance with ASC 810, atai, being primary beneficiary of Beckley Psytech, a VIE that is not a business, will recognize a gain/loss upon consummation of the Acquisition, representing the difference between (i) the sum of the consideration transferred for the Acquisition, the carrying value of atai’s previously held equity investment in Beckley Psytech, and the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and (ii) the fair value of Adjusted Beckley Psytech’s identifiable assets and liabilities at Closing, including the preliminary estimates of fair value of the acquired IPR&D and atai’s investment in Eleusis.

The fair value of the remaining net assets of Adjusted Beckley Psytech is expected to approximate their carrying values at the time of Closing. The fair value of acquired IPR&D is determined primarily using the income approach, which requires a forecast of all of the expected future cash flows with the following assumptions: net revenue attributable to the IPR&D, operating expenses, and contributory asset charges resulting from applying a terminal growth rate at the end of the discrete period. An estimated discount rate of 16.3% is applied to the projected cash flows of the IPR&D based on the rate of return used by a similar market participant. The preliminary estimate of fair value of acquired IPR&D will likely differ from final amount the Combined Group will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information.

h)
To reflect the derecognition of the acquired IPR&D, an intangible asset, with no alternative future use upon consummation of the Acquisition. This adjustment is reflected as a decrease in intangible asset of $536.0 million and a corresponding increase in accumulated deficit.

i)
To reflect preliminary estimated transaction costs of $2.3 million, not yet reflected in the historical consolidated financial statements of atai, which are expected to be incurred by atai in connection with the Redomiciliation, such as advisory, legal and auditor fees, as an increase in accrued liabilities and a corresponding increase in accumulated deficit (see Introduction to the unaudited condensed combined pro forma financial information).

9. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, are as follows:

Pro forma notes:

Given that atai has reported net losses and applied a full valuation allowance for the reporting periods presented in the unaudited pro forma condensed consolidated financial information, management assumed an effective income tax rate of 0%. There have not been any identified changes to the income tax positions due to the Acquisition that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected in the pro forma condensed combined financial information.

Pro forma Transaction Accounting Adjustments:

a)
To eliminate the change in fair value of the Additional Beckley Warrants recorded in the historical consolidated financial statements of atai, assuming that the warrants will be settled pursuant to the Initial Warrant Agreement as if the adjustment reflecting the accounting for the Acquisition was made on January 1, 2024.

b)
To eliminate the gain on revaluation of Adjusted Beckley Psytech’s warrant liability derived from the historical consolidated financial statements of Beckley Psytech, assuming that the warrants will be settled pursuant to the Initial Warrant Agreement as if the adjustment reflecting the accounting for the Acquisition was made on January 1, 2024.

c)
To reflect atai’s estimated advisory, legal, audit and other costs related to the Acquisition that are not recorded in its historical consolidated financial statements as an increase to general and administrative expenses, assuming that the adjustment described in Note 8(c) was made on January 1, 2024.

d)
To reflect the conversion of Adjusted Beckley Psytech’s stock-based compensation expense derived from the historical consolidated financial statements of Beckley Psytech from IFRS to GAAP, as described in Note 8(e.1).

e)	To reflect the gain on the Acquisition as described in Note 8(g).

f)	To reflect the derecognition of the acquired IPR&D in the Acquisition, as described in Note 8(h).

g)
To reflect atai’s estimated advisory, legal, audit and other costs related to the Redomiciliation that are not recorded in its historical consolidated financial statements as an increase to general and administrative expenses, assuming that the adjustment described in Note 8(i) was made on January 1, 2024.

h)
The pro forma combined basic and diluted net loss per share has been adjusted to reflect the Acquisition and related transactions, including the issuance of atai’s Ordinary Shares and the July Pre-Funded Warrants in connection with the July PIPE Financing, based on the RSU Consideration Scenario, as if such transactions had occurred on January 1, 2024. For periods in which atai, Beckley Psytech, or the Combined Group reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive potential shares are not assumed to have been issued as their effect would be anti-dilutive.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
	Basic and Diluted	Basic and Diluted
	(in thousands, except shares and per share amounts)
Pro forma net loss	$(85,625)	$	(721,186)
Weighted average ordinary shares outstanding	186,473,494		160,159,983
Exercise of atai stock options subsequent to June 30, 2025	2,987,065		2,987,065
atai Ordinary Shares issued to the Sellers for consideration	101,500,689		101,500,689
atai Ordinary Shares issued in connection with the July PIPE Financing	18,264,840		18,264,840
Pro forma weighted average number of ordinary shares	309,226,088		282,912,577
Pro form net loss per share	$(0.28)	$	(2.55)

Assuming atai elects to issue atai stock options in exchange for all Vested and In-the-money Beckley Options, the pro forma weighted average number of ordinary shares as of June 30, 2025 and December 31, 2024 would be 299,026,203 and 272,712,691, respectively, and the pro forma net loss and pro forma combined basic and diluted net loss per share would be $0.1 million and $0.29 for the six months ended June 30, 2025, respectively, and $0.7 million and $ 2.66 for the year ended December 31, 2024, respectively.

Assuming atai elects to issue Consideration Shares in exchange for all Vested and In-the-money Beckley Options, the pro forma weighted average number of ordinary shares as of June 30, 2025 and December 31, 2024 would be 305,146,120 and 278,832,609, respectively, and the pro forma net loss and pro forma combined basic and diluted net loss per share would be $0.1 million and $0.28 for the six months ended June 30, 2025, respectively, and $0.7 million and $ 2.58 for the year ended December 31, 2024, respectively.

The following table reflects the outstanding dilutive potential shares that are excluded from the calculation of diluted net loss per share due to their anti-dilutive effect based on the RSU Consideration Scenario.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
atai unvested restricted stock units	—	719,557
atai options to purchase atai Ordinary Shares	48,565,515	40,042,921
atai HSOP options to purchase atai Ordinary Shares	6,921,829	6,921,829
atai 2018 short-term convertible promissory notes - related parties	2,367,200	2,367,200
atai 2018 short-term convertible promissory notes	3,818,704	3,818,704
July Pre-Funded Warrants issued in connection with the July PIPE Financing	10,877,216	10,877,216
Assumed Beckley Options to be issued to Beckley Optionholders in connection with the Acquisition	196,951	196,951
	72,747,415	64,944,378